Exhibit 99.1
News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (July 30, 2019) - Amgen (NASDAQ:AMGN) today announced financial results for the second quarter of 2019. Key results include:

•	Total revenues decreased 3% to $5.9 billion in comparison to the second quarter of 2018 reflecting increasing competition due to patent expirations.

◦	Product sales declined 2% globally. Prolia® (denosumab), Repatha® (evolocumab), Parsabiv® (etelcalcitide) and Aimovig® (erenumab-aooe) units grew double-digits or better.

•	GAAP earnings per share (EPS) increased 3% to $3.57 benefited by lower weighted-average shares outstanding.

◦	GAAP operating income decreased 5% to $2.7 billion and GAAP operating margin decreased 1.9 percentage points to 48.0%.

•	Non-GAAP EPS increased 4% to $3.97 benefited by lower weighted-average shares outstanding.

◦	Non-GAAP operating income decreased 5% to $3.0 billion and non-GAAP operating margin decreased 1.8 percentage points to 53.3%.

•	The Company generated $1.3 billion of free cash flow in the second quarter versus $1.9 billion in the second quarter of 2018 driven primarily by an advanced tax deposit payment.

•	2019 total revenues guidance revised to $22.4-$22.9 billion; EPS guidance to $12.10-$12.71 on a GAAP basis and $13.75-$14.30 on a non-GAAP basis.
"With our newer products generating strong volume gains globally and many first-in-class medicines advancing through our pipeline, we are well positioned to serve patients and deliver long-term growth for our shareholders," said Robert A. Bradway, chairman and chief executive officer.

$Millions, except EPS and percentages	Q2'19	Q2'18	YOY Δ
Total Revenues	$5,871	$6,059	(3%)
GAAP Operating Income	$2,678	$2,832	(5%)
GAAP Net Income	$2,179	$2,296	(5%)
GAAP EPS	$3.57	$3.48	3%
Non-GAAP Operating Income	$2,973	$3,131	(5%)
Non-GAAP Net Income	$2,423	$2,529	(4%)
Non-GAAP EPS	$3.97	$3.83	4%
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Product Sales Performance

•	Total product sales decreased 2% for the second quarter of 2019 versus the second quarter of 2018.

•	Prolia sales increased 14% driven by higher unit demand.

•	EVENITY™ (romosozumab-aqqg) generated $28 million of sales in the second quarter of 2019.

•	Repatha sales increased 3% driven by higher unit demand, offset partially by net selling price.

•	Aimovig was launched in the U.S. in the second quarter of 2018 and generated $83 million in sales in the second quarter of 2019.

•	Parsabiv sales increased 130% driven by higher unit demand, offset partially by net selling price.

•	KYPROLIS® (carfilzomib) sales increased 2% driven by higher unit demand.

•	XGEVA® (denosumab) sales increased 10% driven primarily by higher unit demand.

•	Vectibix® (panitumumab) sales increased 13% driven by higher unit demand.

•	Nplate® (romiplostim) sales increased 12% driven by higher unit demand.

•	BLINCYTO® (blinatumomab) sales increased 30% driven by higher unit demand.

•	Biosimilar sales generated $82 million in the second quarter of 2019.

•	Enbrel® (etanercept) sales increased 5% driven primarily by net selling price and favorable changes in inventory levels, offset partially by lower unit demand.

•	Neulasta® (pegfilgrastim) sales decreased 25% driven by lower net selling price and the impact of biosimilar competition on unit demand.

•
NEUPOGEN® (filgrastim) sales decreased 26% driven primarily by the impact of competition on unit demand and lower net selling price, offset partially by favorable changes in accounting estimates of sales deductions.

•	EPOGEN® (epoetin alfa) sales decreased 11% driven by lower net selling price.

•	Aranesp® (darbepoetin alfa) sales decreased 8% driven by the impact of competition on unit demand.

•	Sensipar/Mimpara® (cinacalcet) sales decreased 71% driven by the impact of generic competition on unit demand.

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2'19			Q2'18	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$458	$240	$698	$610	14%
EVENITYTM	3	25	28	—	*
Repatha®	91	61	152	148	3%
Aimovig®	83	—	83	2	*
Parsabiv®	148	20	168	73	*
KYPROLIS®	166	101	267	263	2%
XGEVA®	379	120	499	452	10%
Vectibix®	79	117	196	173	13%
Nplate®	122	79	201	179	12%
BLINCYTO®	39	39	78	60	30%
Biosimilars**	—	82	82	2	*
Enbrel®	1,315	48	1,363	1,302	5%
Neulasta®	719	105	824	1,100	(25%)
NEUPOGEN®	55	20	75	102	(26%)
EPOGEN®	223	—	223	250	(11%)
Aranesp®	192	244	436	472	(8%)
Sensipar®/Mimpara®	43	79	122	420	(71%)
Other***	27	52	79	71	11%
Total product sales	$4,142	$1,432	$5,574	$5,679	(2%)

* Change in excess of 100%
** Biosimilars includes AMGEVITA™ and KANJINTI™.
*** Other includes Bergamo, MN Pharma, IMLYGIC® and Corlanor®.
Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:

•
Total Operating Expenses decreased 1%. Cost of Sales margin increased 0.2 percentage points due primarily to product mix, offset partially by the benefit of Hurricane Maria insurance proceeds and lower manufacturing costs. Research & Development (R&D) expenses increased 6% driven primarily by increased spending in research and early pipeline in support of our oncology programs, offset partially by decreased spending in support of marketed products. Selling, General & Administrative (SG&A) expenses decreased 7% driven primarily by reduced discretionary general and administrative expenses and the end of certain acquisition-related intangible asset amortization charges in 2018.

•	Operating Margin decreased 1.9 percentage points to 48.0%.

•	Tax Rate increased 1.7 percentage points due primarily to a prior-year tax benefit associated with intercompany sales under U.S. corporate tax reform.

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

On a non-GAAP basis:

•
Total Operating Expenses decreased 1%. Cost of Sales margin increased 0.1 percentage points due primarily to product mix, offset partially by the benefit of Hurricane Maria insurance proceeds and lower manufacturing costs. R&D expenses increased 7% driven primarily by increased spending in research and early pipeline in support of our oncology programs, offset partially by decreased spending in support of marketed products. Selling, General & Administrative (SG&A) expenses decreased 6% driven primarily by reduced discretionary general and administrative expenses.

•	Operating Margin decreased 1.8 percentage points to 53.3%.

•	Tax Rate increased 1.1 percentage points due primarily to a prior-year tax benefit associated with intercompany sales under U.S. corporate tax reform.

$Millions, except percentages	GAAP			Non-GAAP
	Q2'19	Q2'18	YOY Δ	Q2'19	Q2'18	YOY Δ
Cost of Sales	$1,012	$1,024	(1%)	$736	$745	(1%)
% of product sales	18.2%	18.0%	0.2 pts.	13.2%	13.1%	0.1 pts.
Research & Development	$924	$869	6%	$906	$850	7%
% of product sales	16.6%	15.3%	1.3 pts.	16.3%	15.0%	1.3 pts.
Selling, General & Administrative	$1,260	$1,353	(7%)	$1,256	$1,333	(6%)
% of product sales	22.6%	23.8%	(1.2) pts.	22.5%	23.5%	(1.0) pts.
Other	$(3)	$(19)	(84%)	$—	$—	—%
Total Operating Expenses	$3,193	$3,227	(1%)	$2,898	$2,928	(1%)

Operating Margin
operating income as % of product sales	48.0%	49.9%	(1.9) pts.	53.3%	55.1%	(1.8) pts.

Tax Rate	15.0%	13.3%	1.7 pts.	15.3%	14.2%	1.1 pts.

pts: percentage points
Cash Flow and Balance Sheet

•	The Company generated $1.3 billion of free cash flow in the second quarter of 2019 versus $1.9 billion in the second quarter of 2018 driven primarily by an advanced tax deposit payment.

•
The Company’s second quarter 2019 dividend of $1.45 per share was declared on March 7, 2019, and was paid on June 7, 2019, to all stockholders of record as of May 17, 2019, representing a 10% increase from 2018.

•
During the second quarter, the Company repurchased 13.1 million shares of common stock at a total cost of $2.3 billion. At the end of the second quarter, the Company had $4.7 billion remaining under its stock repurchase authorization.

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

$Billions, except shares	Q2'19	Q2'18	YOY Δ
Operating Cash Flow	$1.4	$2.1	$(0.7)
Capital Expenditures	0.1	0.2	0.0
Free Cash Flow	1.3	1.9	(0.6)
Dividends Paid	0.9	0.9	0.0
Share Repurchase	2.3	3.2	(0.8)
Average Diluted Shares (millions)	610	660	(50)

Cash and Investments	21.8	29.4	(7.6)
Debt Outstanding	30.6	34.5	(3.9)
Stockholders' Equity	10.8	14.9	(4.1)

Note: Numbers may not add due to rounding
2019 Guidance
For the full year 2019, the Company now expects:

•	Total revenues in the range of $22.4 billion to $22.9 billion.

◦	Previously, the Company expected total revenues in the range of $22.0 billion to $22.9 billion.

•	On a GAAP basis, EPS in the range of $12.10 to $12.71 and a tax rate in the range of 13% to 14%.

◦	Previously, the Company expected GAAP EPS in the range of $11.68 to $12.73 and a tax rate in the range of 13% to 14%.

•	On a non-GAAP basis, EPS in the range of $13.75 to $14.30 and a tax rate in the range of 14% to 15%.

◦	Previously, the Company expected non-GAAP EPS in the range of $13.25 to $14.30 and a tax rate in the range of 14% to 15%.

•	Capital expenditures to be approximately $700 million.
Second Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:
Research

•
In June, Intermountain Healthcare and deCODE genetics, a wholly-owned subsidiary of Amgen based in Iceland, announced a global collaboration that combines Intermountain’s internationally-recognized expertise in precision medicine and clinical care with deCODE’s world-class expertise in human population genetics and will involve the participation of up to half a million individuals.

•	In July, the Company completed the acquisition of Nuevolution, and is rapidly integrating its world-class DNA-encoded library and other technologies.
Omecamtiv mecarbil

•	In July, the Phase 3 GALACTIC-HF cardiovascular outcomes clinical trial completed enrollment.

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

EVENITY

•
In June, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency adopted a negative opinion on the Marketing Authorization Application for EVENITY for the treatment of severe osteoporosis. In July, UCB submitted a written notice to the European Medicines Agency requesting a re-examination of the CHMP opinion.

Aimovig

•	The Company discussed long-term efficacy and safety data recently presented at the meetings of the American Academy of Neurology and American Headache Society.

AMG 510

•
The Company provided a clinical update, including tumor responses in colorectal and appendiceal cancer patients, completion of enrollment in the dose expansion arm and enrollment initiation in the checkpoint inhibitor combination arm of the first-in-human study. Initiation of a potentially registrational monotherapy study is planned for this year.

ABP 798 (biosimilar rituximab)

•	Results from a Phase 3 study of ABP 798, a biosimilar candidate to Rituxan® (rituximab), in patients with Non-Hodgkin’s lymphoma are expected in Q3 2019.

ABP 710 (biosimilar infliximab)

•
The Company announced that the U.S. Food and Drug Administration (FDA) has set a Dec. 14, 2019, Biosimilar User Fee Act target action date for the Biologics License Application of ABP 710, a biosimilar candidate to REMICADE® (infliximab).

Omecamtiv mecarbil is being developed under a collaboration between Amgen and Cytokinetics, with funding and strategic support from Servier
EVENITY is developed in collaboration with UCB globally, as well as our joint venture partner Astellas in Japan
Aimovig is developed in collaboration with Novartis
Rituxan is a registered trademark of Genentech
REMICADE is a registered trademark of Johnson and Johnson

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the second quarters of 2019 and 2018, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2019 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the second quarters of 2019 and 2018. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Trish Hawkins, 805-447-5631 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues:
Product sales	$5,574	$5,679	$10,860	$11,022
Other revenues	297	380	568	591
Total revenues	5,871	6,059	11,428	11,613

Operating expenses:
Cost of sales	1,012	1,024	2,067	1,968
Research and development	924	869	1,803	1,629
Selling, general and administrative	1,260	1,353	2,414	2,480
Other	(3)	(19)	(6)	(22)
Total operating expenses	3,193	3,227	6,278	6,055

Operating income	2,678	2,832	5,150	5,558

Interest expense, net	332	347	675	685
Interest and other income, net	218	162	403	393

Income before income taxes	2,564	2,647	4,878	5,266

Provision for income taxes	385	351	707	659

Net income	$2,179	$2,296	$4,171	$4,607

Earnings per share:
Basic	$3.59	$3.50	$6.78	$6.76
Diluted	$3.57	$3.48	$6.75	$6.73

Weighted-average shares used in calculation of earnings per share:
Basic	607	656	615	682
Diluted	610	660	618	685

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$21,758	$29,304
Trade receivables, net	3,801	3,580
Inventories	3,176	2,940
Other current assets	2,011	1,794
Total current assets	30,746	37,618

Property, plant and equipment, net	4,882	4,958
Intangible assets, net	6,813	7,443
Goodwill	14,689	14,699
Other assets	2,243	1,698
Total assets	$59,373	$66,416

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,806	$9,069
Current portion of long-term debt	2,816	4,419
Total current liabilities	10,622	13,488

Long-term debt	27,798	29,510
Long-term deferred tax liabilities	763	864
Long-term tax liabilities	7,861	8,770
Other noncurrent liabilities	1,535	1,284
Total stockholders’ equity	10,794	12,500
Total liabilities and stockholders’ equity	$59,373	$66,416

Shares outstanding	602	630

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
GAAP cost of sales	$1,012	$1,024	$2,067	$1,968
Adjustments to cost of sales:
Acquisition-related expenses (a)	(276)	(279)	(552)	(545)
Total adjustments to cost of sales	(276)	(279)	(552)	(545)
Non-GAAP cost of sales	$736	$745	$1,515	$1,423

GAAP cost of sales as a percentage of product sales	18.2%	18.0%	19.0%	17.9%
Acquisition-related expenses (a)	-5.0	-4.9	-5.0	-5.0
Non-GAAP cost of sales as a percentage of product sales	13.2%	13.1%	14.0%	12.9%

GAAP research and development expenses	$924	$869	$1,803	$1,629
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(18)	(19)	(38)	(40)
Total adjustments to research and development expenses	(18)	(19)	(38)	(40)
Non-GAAP research and development expenses	$906	$850	$1,765	$1,589

GAAP research and development expenses as a percentage of product sales	16.6%	15.3%	16.6%	14.8%
Acquisition-related expenses (a)	-0.3	-0.3	-0.3	-0.4
Non-GAAP research and development expenses as a percentage of product sales	16.3%	15.0%	16.3%	14.4%

GAAP selling, general and administrative expenses	$1,260	$1,353	$2,414	$2,480
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(5)	(20)	(9)	(45)
Certain net charges pursuant to our restructuring initiative	1	—	—	(3)
Total adjustments to selling, general and administrative expenses	(4)	(20)	(9)	(48)
Non-GAAP selling, general and administrative expenses	$1,256	$1,333	$2,405	$2,432

GAAP selling, general and administrative expenses as a percentage of product sales	22.6%	23.8%	22.2%	22.5%
Acquisition-related expenses (a)	-0.1	-0.3	-0.1	-0.4
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	22.5%	23.5%	22.1%	22.1%

GAAP operating expenses	$3,193	$3,227	$6,278	$6,055
Adjustments to operating expenses:
Adjustments to cost of sales	(276)	(279)	(552)	(545)
Adjustments to research and development expenses	(18)	(19)	(38)	(40)
Adjustments to selling, general and administrative expenses	(4)	(20)	(9)	(48)
Certain net charges pursuant to our restructuring initiative	1	7	2	6
Certain other expenses	—	(25)	—	(25)
Acquisition-related adjustments	2	37	4	41
Total adjustments to operating expenses	(295)	(299)	(593)	(611)
Non-GAAP operating expenses	$2,898	$2,928	$5,685	$5,444

GAAP operating income	$2,678	$2,832	$5,150	$5,558
Adjustments to operating expenses	295	299	593	611
Non-GAAP operating income	$2,973	$3,131	$5,743	$6,169

GAAP operating income as a percentage of product sales	48.0%	49.9%	47.4%	50.4%
Adjustments to cost of sales	5.0	4.9	5.0	5.0
Adjustments to research and development expenses	0.3	0.3	0.3	0.4
Adjustments to selling, general and administrative expenses	0.1	0.3	0.1	0.4
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0
Certain other expenses	0.0	0.4	0.0	0.2
Acquisition-related adjustments	-0.1	-0.7	0.1	-0.4
Non-GAAP operating income as a percentage of product sales	53.3%	55.1%	52.9%	56.0%

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
GAAP interest and other income, net	$218	$162	$403	$393
Adjustments to other income (b)	—	—	—	(75)
Non-GAAP interest and other income, net	$218	$162	$403	$318

GAAP income before income taxes	$2,564	$2,647	$4,878	$5,266
Adjustments to operating expenses	295	299	593	611
Adjustments to other income (b)	—	—	—	(75)
Non-GAAP income before income taxes	$2,859	$2,946	$5,471	$5,802

GAAP provision for income taxes	$385	$351	$707	$659
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	70	74	138	138
Other income tax adjustments (d)	(19)	(8)	(27)	10
Total adjustments to provision for income taxes	51	66	111	148
Non-GAAP provision for income taxes	$436	$417	$818	$807

GAAP tax as a percentage of income before taxes	15.0%	13.3%	14.5%	12.5%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	0.9	1.2	1.0	1.2
Other income tax adjustments (d)	-0.6	-0.3	-0.5	0.2
Total adjustments to provision for income taxes	0.3	0.9	0.5	1.4
Non-GAAP tax as a percentage of income before taxes	15.3%	14.2%	15.0%	13.9%

GAAP net income	$2,179	$2,296	$4,171	$4,607
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	225	225	455	398
Other income tax adjustments (d)	19	8	27	(10)
Total adjustments to net income	244	233	482	388
Non-GAAP net income	$2,423	$2,529	$4,653	$4,995

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended June 30, 2019		Three months ended June 30, 2018
	GAAP	Non-GAAP	GAAP	Non-GAAP

Net income	$2,179	$2,423	$2,296	$2,529

Weighted-average shares for diluted EPS	610	610	660	660

Diluted EPS	$3.57	$3.97	$3.48	$3.83

	Six months ended June 30, 2019		Six months ended June 30, 2018
	GAAP	Non-GAAP	GAAP	Non-GAAP

Net income	$4,171	$4,653	$4,607	$4,995

Weighted-average shares for diluted EPS	618	618	685	685

Diluted EPS	$6.75	$7.53	$6.73	$7.29

(a)	The adjustments related primarily to noncash amortization of intangible assets acquired in business combinations.

(b)	For the six months ended June 30, 2018, the adjustment related to the net gain associated with the Kirin-Amgen share acquisition.

(c)
The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and six months ended June 30, 2019, were 23.7% and 23.3%, compared with 24.7% and 25.7% for the corresponding periods of the prior year.

(d)	The adjustments related primarily to certain acquisition items and prior-period items excluded from GAAP earnings.

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$1,414	$2,102	$3,259	$4,829
Net cash provided by investing activities	2,745	2,938	6,300	17,844
Net cash used in financing activities	(5,992)	(4,650)	(10,979)	(16,342)
(Decrease) increase in cash and cash equivalents	(1,833)	390	(1,420)	6,331
Cash and cash equivalents at beginning of period	7,358	9,741	6,945	3,800
Cash and cash equivalents at end of period	$5,525	$10,131	$5,525	$10,131

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$1,414	$2,102	$3,259	$4,829
Capital expenditures	(144)	(187)	(260)	(342)
Free cash flow	$1,270	$1,915	$2,999	$4,487

AMGEN REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2019
(Unaudited)

GAAP diluted EPS guidance	$12.10	—	$12.71
Known adjustment to arrive at non-GAAP*:
Acquisition-related expenses (a)	1.55	—	1.61
Tax adjustments		0.04
Non-GAAP diluted EPS guidance	$13.75	—	$14.30

* The known adjustments are presented net of their related tax impact, which amount to approximately $0.38 per share.

(a) The adjustments relate primarily to non-cash amortization of intangible assets acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value or our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2019
(Unaudited)

GAAP tax rate guidance	13%	—	14%
Tax rate of known adjustments discussed above		1%
Non-GAAP diluted EPS guidance	14%	—	15%